Exhibit 99.(h)(7)

AMENDED AND RESTATED

FUND ADMINISTRATION SERVICING AGREEMENT

(December 15, 2009)

THIS Amended and Restated Fund Administration Servicing Agreement is made and entered into as of December 15, 2009, effective as of January 1, 2010, and amends and restates that Fund Administration Servicing Agreement dated June 30, 2008, by and between Mairs and Power Growth Fund, Inc., a corporation organized under the laws of the State of Minnesota (the “Fund”), and Mairs and Power, Inc. (the “Administrator”).

WHEREAS, the Fund is an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund and the Administrator desire to enter into this Agreement to set forth the terms and conditions under which the Administrator provides fund administration services for the benefit of the Fund.

NOW, THEREFORE, the Fund and the Administrator do mutually promise and agree as follows:

I. Appointment of Administrator

The Fund hereby appoints the Administrator as administrator of the Fund on the terms and conditions set forth in this Agreement, and the Administrator hereby accepts such appointment and agrees to perform the duties and responsibilities set forth in this Agreement in consideration of the compensation provided for herein.

II. Duties and Responsibilities of the Administrator

The Administrator shall perform the following duties and responsibilities on behalf of the Fund:

A.                                    General Fund Management

1.                                      Act as liaison among all Fund service providers.

2.                                      Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this Agreement.

3.                                      Coordinate board activities by:

a.                                      Assisting in establishing meeting agendas.

b.                                      Preparing board reports based on financial and administrative data.

c.                                       Securing and monitoring director and officers liability coverage.

4.                                      Coordinate shareholder meetings by:

a.                                      Assisting in the preparation and mailing of shareholder communications, including proxy materials.

b.                                      Assisting with the scheduling and conduct of shareholder meetings.

5.                                      Website

a.                                      Monitor website for compliance and accuracy.

b.                                      Update on a monthly basis with current information.

c.                                       Maintain back-up of website on a monthly basis.

6.                                      Assist in the overall operations of the Fund.

B.                                    Compliance

1.                                      Investment Company Act Compliance

a.                                      Assist in updating and monitoring compliance with the Fund’s policies and procedures adopted pursuant to Rule 38a-l of the Investment Company Act (the “Fund’s Policies and Procedures”).

b.                                      Employ the services of a person to act in the capacity of Chief Compliance Officer of the Fund, who shall be responsible for administering the Fund’s Policies and Procedures.

c.                                       Periodically monitor compliance with Investment Company Act requirements, including:

(1)                                 Asset diversification tests

(2)                                 Maintenance of books and records under Rule 31a-3

(3)                                 Code of ethics

d.                                      Periodically monitor Fund’s compliance with the policies and investment limitations of the Fund as set forth in its prospectus and statement of additional information.

2.                                      SEC Registration and Reporting — Except to the extent that U.S. Bancorp Fund Services, LLC (“USBFS”) is required to perform these tasks under its Fund Sub-Administration Servicing Agreement (the “Sub-Administration Agreement”) with the Fund, the Administrator shall:

a.                                      Assist in updating the prospectus and statement of additional information.

b.                                      Assist in preparing annual and semiannual reports to shareholders.

c.                                       Assist in preparing and filing all forms required to be filed by the Fund with the SEC, including:

(1)                                 Form N-IA

(2)                                 Form N-SAR

(3)                                 Form N-CSR

(4)                                 Form 24f-2

(5)                                 Form N-Q

(6)                                 Form N-PX

(7)                                 Rule 17g-1 Fidelity Bond Filing

3.                                      IRS Compliance

a.                                      Periodically monitor the Fund’s status as a registered investment company under Subchapter M:

(1)                                 Asset diversification requirements

(2)                                 Qualifying income requirements

(3)                                 Distribution requirements

b.                                      Calculate required distributions to shareholders.

C.                                    Financial Reporting and Audits — Except to the extent that USBFS is required to perform these tasks under the Sub-Administration Agreement, the Administrator shall:

1.                                      Supervise the Fund’s custodian and accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of the Fund’s net asset value, and the declaration and payment of dividends and other distributions to shareholders.

2.                                      Provide financial data required for the Fund’s prospectus and statement of additional information and semi-annual reports to shareholders.

3.                                      Provide information to the Fund’s independent auditors to facilitate the audit process.

4.                                      Prepare financial and statistical reports, as requested by the board.

D.                                    Tax Reporting

1.                                      Assist with the preparation and filing of appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules.

2.                                      Prepare state income breakdowns where relevant.

3.                                      File 1099 Miscellaneous for payments to directors and other service providers.

4.                                      Calculate eligible dividend income.

III.                              Compensation

The Fund agrees to pay the Administrator for performance of the duties listed in this Agreement the fees and out-of-pocket expenses set forth in the attached Schedule A.

These fees may be changed from time to time, subject to mutual written agreement between the Fund and the Administrator.

The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

IV.                               Performance of Service; Limitation of Liability

A.                                    The Administrator shall exercise reasonable care in the performance of its duties under this Agreement.  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from failure of computing or communication equipment or power supplies beyond the Administrator’s control, except a loss resulting from the Administrator’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

The Administrator shall take all reasonable steps to minimize service interruptions and will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such interruptions at the expense of the Administrator.  The Administrator agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect the Administrator’s premises and operating capabilities at any time during regular business hours of the Administrator, upon reasonable notice to the Administrator.

The Fund shall indemnify and hold the Administrator harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which the Administrator may sustain or incur or which may be asserted against the Administrator by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to the Administrator by any duly authorized officer of the Fund.

B.                                    The Administrator shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by the Administrator as a result of the Administrator’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

C.                                    If a party hereto (the “Indemnifying Party”) is asked to indemnify or hold the other party hereto harmless (the “Indemnified Party”), the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the likelihood of a claim for indemnification against the Indemnifying Party.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification.  In the event that the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over complete defense of the claim, and the Indemnified Party shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

V.                                    Confidentiality

The Administrator shall maintain in strict confidence all information relating to the Fund’s business which is received by the Administrator during the course of rendering any service hereunder.

VI.                               Data Necessary to Perform Service

The Fund and its agents shall furnish to the Administrator the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VII.                          Records

The Administrator shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, including Section 31 of the Investment Company Act and the rules thereunder.  The Administrator agrees that all such records prepared or maintained by the Administrator relating to the services to be performed by the Administrator hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with the Investment Company Act and the rules thereunder, and will be promptly surrendered to the Fund on and in accordance with its request.

VIII.                     Terms of Agreement

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods.  The Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

IX.                              Duties in the Event of Termination

If a successor to any of the Administrator’s duties or responsibilities hereunder is designated by the Fund by written notice to the Administrator, the Administrator will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Administrator under this Agreement in a form reasonably acceptable to the Fund and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Administrator’s personnel in the establishment of books, records, and other data by such successor.

X.                                   Choice of Law

This Agreement shall be construed in accordance with the laws of the State of Minnesota.

XI.                              Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered to the attention of an officer of the relevant party at such party’s principal business address or at such other location as such party may designate.

In witness whereof, the parties have duly executed this Agreement as of the day and year first above written.

Mairs and Power Growth Fund, Inc.			Mairs and Power, Inc.

By:	/s/ William B. Frels		By:	/s/ Jon A. Theobald
	Its:	President		Its:	President